Exhibit 99

News Release
For Immediate Release	For More Information:
Gregg Waldon, Stellent, Inc.
(952)903-2003
gregg.waldon@stellent.com

Amanda Kohls
Haberman & Associates, Inc.
(612) 338-3900
amanda@habermaninc.com

STELLENT ANNOUNCES PRELIMINARY THIRD QUARTER RESULTS;
REVENUE AND EARNINGS MEET PRIOR COMPANY GUIDANCE

Company also announces definitive merger agreement to acquire all outstanding shares of Optika Inc.

EDEN PRAIRIE, MN, Jan. 12, 2004 — Stellent, Inc. (Nasdaq: STEL), a global provider of content management solutions, today announced that based on a preliminary, unaudited analysis of its results of operations, it expects to meet previous company guidance with total revenues for the third quarter of its fiscal year 2004, ended Dec. 31, 2003, of $19.2 to $19.3 million, which represents an increase of approximately 20 percent from the $16.0 million reported for the same period last year.

     Based upon this revenue estimate, it also expects to meet previous company guidance for earnings of $(0.06) to $(0.08) pro forma net loss per share.

     Stellent’s Generally Accepted Accounting Principles (GAAP) net loss per share is expected to be $(.01) greater than the pro forma net loss per share. Stellent believes the pro forma results better reflect its operating performance as they exclude the effects of non-cash or non-recurring charges related to expenses consisting of amortization of certain intangible assets of approximately $0.5 million and non-recurring income of approximately $0.4 million for the quarter ended Dec. 31, 2003.

     Additional details will be disclosed when the company reports full financial results on Tuesday, Jan. 20, 2004 after the close of the market. Robert Olson, president and chief executive officer for Stellent, and Gregg Waldon, Stellent’s chief financial officer, will host a conference call for investors on Tuesday, Jan. 20, 2004 at 4:00 p.m. CST. Callers in the United States can dial 1-877-314-0396, and international callers can dial 1-706-643-3716 (conference ID is “Stellent, Inc.”).

Stellent Announces Definitive Merger Agreement to Acquire All Shares of Optika Inc.

     In other news today, Stellent announced it has signed a definitive merger agreement to acquire all of the outstanding shares of Optika® Inc. (Nasdaq: OPTK), a leading provider of imaging, workflow, collaboration and records management software. See the separate Stellent news release issued today for detailed information.

About Stellent, Inc.

     Stellent, Inc. (www.stellent.com) is a global provider of content management solutions. The company’s Stellent Content Management system enables customers to rapidly deploy line-of-business Web sites, such as

Stellent to Merge with Optika Inc.	Page 2

employee portals and partner extranets, as well as enterprise-wide solutions that standardize content management for use by multiple sites and applications throughout an organization. Stellent has been ranked one of the top three content management vendors by industry analyst firms Gartner Dataquest, Giga Information Group and Aberdeen Group, and has more than 1,500 customers, including much of the Global 2000. Its customer roster includes Procter & Gamble, Merrill Lynch, Los Angeles County, British Red Cross, ING, Target Corp., Janus, Emerson Process Management and various BlueCross BlueShield organizations across 15 states. Stellent is headquartered in Eden Prairie, Minn. and maintains offices throughout the United States, Europe and Asia-Pacific.

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Any forward-looking statements, including statements regarding the effect of the merger on the future operating results of Stellent and the expected closing of the merger, in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties including, without limitation, risks that the transaction will not be consummated or that Optika’s businesses will not be integrated successfully with Stellent’s businesses, risks of intellectual property litigation, risks in technology development and commercialization, risks in product development and market acceptance of and demand for the Company’s products, risks of downturns in economic conditions generally and in the Web content management tools and intranet information management markets specifically, risks associated with competition and competitive pricing pressures, risks associated with foreign sales and higher customer concentration and other risks detailed in the Company’s filings with the Securities and Exchange Commission.

Stellent and the Stellent logo are registered trademarks or trademarks of Stellent, Inc. in the USA and other countries. Outside In and Quick View Plus are registered trademarks of Stellent Chicago, Inc. in the USA and other countries. All other trade names are the property of their respective owner.